EXHIBIT 99.1

Sirna Therapeutics to Present at BIO CEO & Investor Conference

BOULDER, Colo., Feb. 22 -- Sirna Therapeutics (Nasdaq: RNAI) announced today that Howard W. Robin, Sirna's President and Chief Executive Officer, is scheduled to give a Company presentation at BIO CEO & Investor Conference to be held Feb. 23-24, 2005 at The Waldorf-Astoria in New York City. Sirna's presentation will start at 3:30 p.m. EST on Thursday, February 24.

The presentation will be available via webcast beginning February 24 and can be found at Sirna's web site at www.sirna.com. The webcast will also be archived on the Company's web site for 30 days.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), Huntington's disease, diabetes, asthma, oncology, and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly, Targeted Genetics and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/.

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, there is a very significant risk that promising pre-clinical results cannot be reproduced in the clinic. Furthermore, Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc., +1.303.449.6500, or Gregory Tiberend, The Ruth Group, +1.646.536.7005

SOURCE Sirna Therapeutics, Inc.
-0-     02/22/2005
/CONTACT: Martin E. Schmieg, Sr. Vice President & CFO of Sirna
Therapeutics, Inc., +1-303-449-6500; or Gregory Tiberend of The Ruth Group,
+1-646-536-7005, for Sirna Therapeutics, Inc./
/Web site: http://www.sirna.com /
(RNAI)